Exhibit 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS NOTE TO THE CONTRARY, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 13(a) HEREOF.

Workstream Inc.

Senior Secured Note

Issuance Date: August 13, 2010	Original Principal Amount: U.S. $750,000

FOR VALUE RECEIVED, Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), hereby promises to pay to the order of CCM MASTER QUALIFIED FUND, LTD. or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as increased or reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable (including, without limitation, on the Maturity Date) or acceleration, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 25.

1.           PAYMENTS OF PRINCIPAL. The Company shall pay to the Holder in cash, via wire transfer of immediately available funds, the outstanding Principal, all accrued and unpaid Interest and all accrued and unpaid Late Charges (each such amount is referred to herein as a “Payment Amount”) on the Maturity Date or on such earlier date as any such amount becomes due and payable pursuant to the terms of this Note. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges (as defined below) on Principal and Interest, if any. Each Payment Amount shall be applied as follows: (i) first, to the Principal amount due on such Payment Date, (ii) second, to all accrued and unpaid Interest due on such Payment Date and (iii) third, to all accrued and unpaid Late Charges on such Principal amount and Interest due on such Payment Date. The Holder and the Company shall maintain records showing the Principal,

Interest and Late Charges redeemed and/or paid (as the case may be) and the dates of such redemption and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon partial redemption or payment.

2.           INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 360-day year, shall compound each Fiscal Quarter and shall be paid by adding such accrued interest to the Principal amount outstanding under this Note on the first calendar day of each Fiscal Quarter, provided that all accrued and unpaid Interest outstanding on the Maturity Date shall be paid to the Holder in cash via wire transfer of immediately available funds. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate then in effect shall be automatically increased to 15% per annum. In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default. Each of the following events that occurs after the Issuance Date shall constitute an “Event of Default”:

(i)      the Company’s or any Subsidiary’s (as defined below) failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder), except in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least seven (7) days;

(ii)     the Company or any Subsidiary materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) days;

(iii)    any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 9 of this Note;

(iv)    the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or its Subsidiaries in excess of $400,000;

(v)     any Material Adverse Effect;

(vi)    the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(vii)   bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(viii)  the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(ix)    except as set forth on Schedule 3(a)(ix), a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries, which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(x)    except as set forth on Schedule 3(a)(x), the Company or any Subsidiary either (i)

fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP (as defined below), or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate; and

(xi)          the Company consummates a Fundamental Transaction without the prior written consent of the Holder, which consent may be granted or withheld in the Holder’s sole discretion.

(b)           Redemption Right. Upon the Company becoming aware of the occurrence of an Event of Default under this Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company (regardless of whether such Event of Default has been cured) to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to the sum of the portion of the Principal amount of this Note so elected by the Holder to be redeemed together with accrued and unpaid Interest with respect to such portion and accrued and unpaid Late Charges with respect to such portion and Interest as of such time as the Holder delivers an Event of Default Redemption Notice (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with, and be subject to, the provisions of Section 7. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

4.           RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Holder gives its prior consent to such Fundamental Transaction, and (ii) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Security Documents  in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, but in no event prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”). Notwithstanding the foregoing, if a Disposition or Liquidity Event constitutes a Fundamental Transaction and such a Disposition or Liquidity Event (as the case may be) will result in payment in full of all amounts then-outstanding under this Note pursuant to Section 6, then the Company shall not be required to comply with Section 3(a)(xi) and this Section 4 in connection with such a Fundamental Transaction so long as all amounts then-outstanding under this Note are paid in full to the Holder pursuant to Section 6 simultaneously with the consummation of such Disposition or Liquidity Event (as the case may be).

5.           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

6.           MANDATORY REDEMPTIONS. Upon the occurrence of each Disposition or Liquidity Event (as the case may be), the Company shall use the Net Proceeds (as defined below) with respect to such Disposition or Liquidity Event (as the case may be) (the “Applicable Net Proceeds”) to redeem this Note in the manner and in such amounts as are set forth herein (each being a “Mandatory Redemption”). With respect to each Disposition and each Liquidity Event (as the case may be), the Company shall deliver a written notice by confirmed facsimile and overnight courier (with next day delivery specified) to the Holder of this Note (the “Mandatory Redemption Notice” and the date such notice is delivered to the Holder is referred to as the “Mandatory Redemption Notice Date”) stating (a) the date on which the applicable Mandatory Redemption shall occur (the “Mandatory Redemption Date”), which date shall be the date such Disposition or Liquidity Event (as the case may be) is consummated, (b) the amount of Applicable Net Proceeds with respect to such Disposition or Liquidity Event (as the case may be) and (c) the Mandatory Redemption Price (as defined below) with respect to such Disposition or Liquidity Event (as the case may be).  The applicable Mandatory Redemption Notice shall be delivered as soon as practicable prior to the consummation of the applicable Disposition or Liquidity Event (as the case may be), and the Company shall make a public announcement containing the information set forth in such Mandatory Redemption Notice on or before the applicable Mandatory Redemption Notice Date to the extent that the notice contains any, or constitutes, material, non-public information. Redemptions required by this Section 6 shall be made in accordance with, and be subject to, the provisions of Section 7. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company agrees that in the event of the Company’s redemption of any portion of this Note under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. “Mandatory Redemption Price” means, with respect to a particular Disposition or Liquidity Event (as the case may be), an amount in cash equal to the Applicable Net Proceeds with respect to such Disposition or Liquidity Event (as the case may be) up to the maximum aggregate amount owed under this Note, including all outstanding Principal, all accrued and unpaid Interest and all accrued and unpaid Late Charges.

7.           REDEMPTIONS.  The Company shall deliver the Event of Default Redemption Price to the Holder in cash within seven (7) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Mandatory Redemption Price to the Holder in cash on the applicable Mandatory Redemption Date. In the event of a redemption of less than all of the then-outstanding Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period, or on the date, required (as the case may be), at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Principal amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid by delivering written notice by confirmed facsimile and overnight courier (with next day delivery specified) stating such.  Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Principal amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing the sum of such Principal amount to be redeemed which has not been redeemed. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Principal amount subject to such notice.

8.           REDEMPTION AT OPTION OF THE COMPANY.

(a)          Right to Cause Redemption. The Company shall have the right, from time to time, to redeem all or any portion of the amount outstanding under this Note in accordance with, and subject to, the provisions of this Section 8 (the “Company Optional Redemption Right”).

(b)          Mechanics of Redemption at Option of the Company. With respect to each exercise of the Company Optional Redemption Right, the Company shall give written notice to the Holder that it has elected to redeem all or a portion of the amount outstanding under this Note pursuant to the exercise of the Company Optional Redemption Right (each being a “Notice of Company Optional Redemption”). Each Notice of Company Optional Redemption shall state (i) the date on which the applicable redemption shall occur (which date shall be a Business Day that is no less than five (5) Business Days after the date of such notice (the “Optional Redemption Date”)), and (ii) either that all or less than all of the amount outstanding under this Note is subject to such Company Optional Redemption Right, and if less than all of the amount outstanding under this Note will be subject to such Company Optional Redemption Right, the portion of the amount outstanding under this Note subject to such Company Optional Redemption Right.

(c)          Payment of Optional Redemption Price. The redemption price with respect to each exercise of the Company Optional Redemption Right (each being an “Optional Redemption Price”) shall be determined as set forth in this Section 8(c). If the applicable Notice of Company Optional Redemption specifies that all amounts outstanding under this Note are subject to such redemption, then such Optional Redemption Price shall be an amount equal to 103% of the sum of the then-outstanding Principal amount of this Note plus all accrued and unpaid Interest with respect to such Principal amount and Interest as of the applicable Optional Redemption Date and all accrued and unpaid Late Charges with respect to such Principal amount as of the applicable Optional Redemption Date. If the applicable Notice of Company Optional Redemption specifies that less than all amounts outstanding under this Note are subject to such redemption, then such Optional Redemption Price shall be an amount equal to 103% of the amount subject to redemption that is specified in the applicable Notice of Company Optional Redemption. Each Optional Redemption Price shall be paid in cash to the Holder, via wire transfer of immediately available funds, on the applicable Optional Redemption Date. Each Optional Redemption Price that is less than all amounts then-outstanding under this Note shall be applied as follows: (1) first, to the Principal then outstanding, (2) second, to all accrued and unpaid Interest then-outstanding and (3) third, to all accrued and unpaid Late Charges then-outstanding on such Principal and Interest. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event that the Company does not pay to the Holder the applicable Optional Redemption Price on the applicable Optional Redemption Date, then, in addition to all other rights and remedies available to the Holder, the Holder shall have the right to void the redemption pursuant to Section 7 with the term “Optional Redemption Price” being substituted for “Redemption Price” and “Notice of Company Optional Redemption” being substituted for “Redemption Notice.”

9.            COVENANTS.

(a)          Rank. All payments due under this Note shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b)          Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note, (ii) Permitted Indebtedness and (iii) Indebtedness solely between or among the Company and any of its Subsidiaries.

(c)          Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)          Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness or Indebtedness solely between or among the Company and any of its Subsidiaries), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, take any action or omit to take any action to cause, or that would result in, any amounts which would constitute Proceeds or Net Proceeds hereunder, if received directly or indirectly by the Company or any of its Subsidiaries, to either not (1) be received directly or indirectly by the Company or any of its Subsidiaries or (2) constitute Proceeds or Net Proceeds.

(e)          Restriction on Redemption and Dividends; Affiliate Transactions. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay or make any dividend or distribution (including, without limitation, a cash dividend or distribution) on its capital shares without the prior express written consent of the Holder, provided that the foregoing shall not prohibit any cash dividends or distributions by any Subsidiary solely to the Company or any other Subsidiary that is directly or indirectly wholly-owned by the Company.

(f)           Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, without the prior express written consent of the Holder (which consent shall not be unreasonably withheld (it shall be deemed reasonable for the Holder to withhold consent if Proceeds (directly or indirectly) received or to be received in connection with any Disposition include or constitute any consideration other than cash, cash equivalents or publicly-traded securities)), sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $250,000 in any twelve (12) month period, (ii) sales of inventory in the ordinary course of business (such sales, leases, licenses, assignments, transfers, conveyances and other dispositions permitted by clauses (i) and (ii) are each referred to herein as a “Permitted Sale”) and (iii) leases and licenses of intellectual property of the Company and its Subsidiaries to unaffiliated third parties that are in the ordinary course of business and do not require approval of the board of directors or similar governing body of the Company or any of its Subsidiaries, provided that no such lease or license shall (1) provide for any exclusive use or right or other type of exclusivity, (2) transfer any ownership rights in any such intellectual property to any such third party, (3) exceed a term of three (3) years (including renewals thereof) or (4) result in a lease or license of all or substantially all of the assets of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, this Section 10(f) shall not be applicable at any time after the Issuance Date the Holder holds less than $250,000 of the aggregate Principal amount of Indebtedness evidenced by this Note.

(g)          Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or  indirectly, without the prior express written consent of the Holder, permit any Indebtedness of the Company or any of the Subsidiaries (other than Permitted Senior Indebtedness) to mature or accelerate prior to the Maturity Date.

(h)          New Subsidiaries. Simultaneously with the acquisition or formation of each New Subsidiary (as defined below), the Company shall cause such New Subsidiary to execute, and deliver to the Holder of the Note, the Security Documents (and any documents and agreements relating thereto) that are substantially similar to the Security Documents (and other agreements, if applicable) that the Current Subsidiaries are required to execute in connection with this Note.

(i)           Tests.

  (A)           Minimum Cash Balance.  The Company shall at all times maintain a Cash Balance which equals or exceeds $250,000 (the “Minimum Cash Balance Test”).

  (B)           Primary Collateral Value.  As of the end of each calendar month, (i) the Company’s Cash Balance plus (ii) the Company’s consolidated accounts receivables that are less than 90 days old (collectively, the “Primary Collateral Value”) must be greater than or equal to two hundred percent (200%) of the aggregate amount of the outstanding Principal, Interest and Late Charges under this Note; provided, however, that at no time will the Primary Collateral Value be less than one hundred fifty percent (150%) of the aggregate amount  of the outstanding Principal, Interest and Late Charges under this Note (the “Primary Collateral Value Test”).

  (C)           Test Default.  Upon the Company becoming aware of the occurrence of any default under the Minimum Cash Balance Test or the Primary Collateral Value Test (each, a “Test Default”) under this Section 10(i), the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (a “Test Default Notice”) to the Holder.  If such Test Default remains uncured for a period of at least three (3) days after the earlier of the Holder’s receipt of a Test Default Notice or the Holder becoming aware of a Test Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Test Default Redemption Notice”) to the Company, which Test Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem.  Each such portion of this Note shall be redeemed by the Company at a price equal to the sum of the portion of the Principal amount of this Note so elected by the Holder to be redeemed together with accrued and unpaid Interest with respect to such portion and accrued and unpaid Late Charges with respect to such portion and Interest as of such time as the Holder delivers a Test Default Redemption Notice (the “Test Default Redemption Price”). Redemptions required by this Section 10(i) shall be made in accordance with, and be subject to, the provisions of Section 7.  To the extent redemptions required by this Section 10(i) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(j)           No Material Weakness.  The Company and its Subsidiaries shall not have any material weakness in their control environments as reported by the Company’s auditors to the Company’s audit committee.

10.          SECURITY. This Note is secured to the extent and in the manner set forth in the Security Documents.

11.          AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change or amendment to this Note.

12.          TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

13.          REISSUANCE OF THIS NOTE.

(a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 1 following payment or redemption (as the case may be) of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $50,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

14.          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

16.          FEES. The Company shall reimburse the Holder or its designee(s) for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by this Note and the other Transaction Documents (including, without limitation, all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by this Note and the other Transaction Documents and due diligence and regulatory filings in connection therewith), which amount shall be paid to the Holder by the Company by reducing the amount to be funded by the Holder to the Company under this Note.  The Company shall pay, and hold the Holder harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.  In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Company agrees to pay all costs of collection, including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

17.          BOOKS AND RECORDS; REPORTS.

(a)          Books and Records.  The Company shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company.  The books and records of the Company shall, at the cost and expense of the Company, be kept and cause to be kept by the Company at the principal office of the Company.  The Holder shall have the right, upon one (1) Business Day notice, to inspect the books and records of the Company. The Holder may either request to inspect the books and records during normal business hours at the principal place of business of the Company or demand that certain information be sent to the Holder, which in both instances the Company will produce the information in no less than two (2) Business Days.

(b)          Reports.   Upon the Holder’s request, the Company shall provide:

  (i)             within one (1) Business Day the following reports:

(A)  a summary of the Company’s consolidated Cash Balance with a detailed cash account ledgers and reconciliation to bank and/or custody accounts; and

(B)  a summary of the Company’s consolidated accounts receivable with detailed aging schedules; and

  (ii)            within five (5) Business Days of each calendar month-end, a detailed balance sheet and income statement in accordance with GAAP with all supporting ledgers.

(c)          The Holder shall keep any information received under Section 17(b) confidential and will not trade in the Common Shares of the Company based on its knowledge of any such information in violation of federal and state securities laws, provided that the Holder may disclose such information to its directors, managers, officers, employees, consultants, and advisors.  The obligation to keep such information confidential shall not apply to any information that (i) was in the public domain prior to the time of its disclosure to the Holder, (ii) entered the public domain after the time of its disclosure to the Holder through means other than an unauthorized disclosure resulting from an act or omission by the Holder, (iii) was independently developed or discovered by the Holder prior to the time of its disclosure to the Holder, (iv) is or was disclosed to the Holder at any time by a third party having no fiduciary relationship with the Company and having no obligation of confidentiality with respect to such information, or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order.

18.          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

19.          FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

20.          DISPUTE RESOLUTION. In the case of a dispute as to the determination of the fair market value or the arithmetic calculation of any Redemption Price, the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt, or deemed receipt, of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder (which approval shall not be unreasonably withheld) or (b) the disputed arithmetic calculation of the applicable Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error. All fees, costs and expenses incurred in connection with the services provided by the applicable investment bank or the applicable accountant under this Section 20 shall be borne by the party whose position did not prevail in the investment bank’s or accountant’s final determination.

21.          NOTICES; PAYMENTS.

(a)          Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Workstream Inc.
485 N. Keller Road, Suite 50
Maitland, Florida 32751
Telephone:(407)475-5500
Facsimile:(407)475-5517
Attention:  CEO

With a copy (for informational purposes only) to:

Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
Telephone:  (215) 665-4141
Facsimile:  (215) 665-2013
Attention:  Michael J. Heller, Esquire

If to the Holder:

CCM Master Qualified Fund, Ltd.
c/o Coghill Capital Management, L.L.C.
One North Wacker Drive, Suite 4350
Chicago, IL 60606Telephone: (312) 324-2017
Facsimile: (312) 324-2001
Attention: Gunnar Olsen

With a copy (for informational purposes only) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY
Telephone:  (212) 574-1200
Facsimile:  (212)-480-8421
Attention:  Craig A. Sklar, Esq

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly provided herein such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent to such Person at such address as previously provided to the Company in writing (which address, in the case of the Holder, shall initially be as set forth in Section 21(a), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

22.          CANCELLATION.  After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23.          WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Transaction Documents.

24.          GOVERNING LAW. Pursuant to 735 Illinois Compiled Statutes 105/5-5, all questions concerning the construction, validity, enforcement, performance and interpretation of this Note shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25.          CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which Common Shares, restricted stock units and standard options to purchase Common Shares may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(b)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed.

(c)           “Cash Balance” means, at any date, an amount equal to the aggregate amount of cash and cash equivalents (but not including any restricted cash), as shown or reflected in the Company’s consolidated balance sheet as at such date.

(d)           “Closing Date” shall be the Issuance Date.

(e)           “Common Shares” means (i) the Company’s common shares, no par value per share, and (ii) any capital shares into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

(f)           “Contingent Obligation” means, as to any Person, any direct or indirect liability or guaranty, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide a guaranty or assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g)           “Current Subsidiaries” means, collectively, Workstream USA, Inc., a Delaware corporation, Paula Allen Holdings, Inc., a Florida corporation, The Omni Partners, Inc., a Florida corporation, 6FigureJobs.com, Inc., a Delaware corporation, and Workstream Merger Sub Inc., a Delaware corporation, and each of the foregoing, individually, a “Current Subsidiary.”

(h)           “Disposition” means the sale, lease, license, assignment, transfer, conveyance or other disposition of any assets or rights of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, other than a Permitted Sale.

(i)           “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the Pink Sheets.

(j)           “Exchange Agreement” means that certain 2010 Exchange and Share Purchase Agreement, dated as of the Issuance Date, between the Holder and the Company.

(k)           “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year that ends on May 31, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(l)           “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any material Subsidiary to another Person, or (3) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify its Common Shares, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(m)          “GAAP” means United States generally accepted accounting principles, consistently applied.

(n)           “Guaranty” mean that certain Guaranty of each Subsidiary issued as of the Issuance Date in favor of the Holder.

(o)           “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(p)           “Interest Rate” means 12% per annum.

(q)           “Liquidity Event” means any event giving rise to Proceeds (including, without limitation, by virtue of any equity issuance (except for issuances of Common Shares, restricted stock units and standard options to purchase Common Shares pursuant to an Approved Share Plan), incurrence of Indebtedness, refinancing of any Indebtedness, Fundamental Transaction or otherwise), other than (i) a Disposition, (ii) the direct or indirect receipt by the Company or any of its Subsidiaries of accounts receivable in the ordinary course of business or (iii) the incurrence of the Indebtedness specified in, and permitted by, clause (i) of Permitted Indebtedness.

(r)           “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the Transaction Documents or (iii) the authority or ability of the Company or any of the Subsidiaries to perform their respective obligations contemplated hereby or under any of the Transaction Documents.

(s)           “Maturity Date” shall mean October 13, 2012; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date.

(t)           “Net Proceeds” means all Proceeds in respect of the applicable Disposition (including, without limitation, all installment obligations and earn-out and other contingent payments) or Liquidity Event (as the case may be) net of (i) in the case of a Disposition, any income taxes required to be paid by the Company or any Subsidiary (as the case may be) solely in connection with or solely arising out of such Disposition and (ii) all reasonable legal, accounting, investment banking, broker and other professionals’ fees incurred by the Company by virtue of the applicable Disposition or Liquidity Event (as the case may be), provided that the foregoing Proceeds shall not be reduced by any other amount. Any dispute as to the arithmetic calculation of Net Proceeds shall be resolved pursuant to Section 20 above, with the term “Net Proceeds” being substituted for the term “fair market value.”

(u)           “New Subsidiaries” means, as of any date of determination, any Person (i) in which the Company on or after the Issuance Date, directly or indirectly, owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) in which the Company on or after the date of the Issuance Date, directly or indirectly, controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, individually, a “New Subsidiary.”

(v)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(w)          “Permitted Indebtedness” means (i) total Indebtedness (other than Indebtedness described in subsections (ii) and (iii) hereunder) of the Company and the Subsidiaries not to exceed $500,000 in the aggregate outstanding at any time; provided, however, such Indebtedness shall be made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later; (ii) equipment leases and purchase money obligations of the Company and the Subsidiaries not to exceed $500,000 in the aggregate outstanding at any time; and (iii) Indebtedness evidenced by this Note.

(x)          “Permitted Liens” means (i) any Lien for taxes, assessments and governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings and (iv) Liens securing Permitted Senior Indebtedness.

(y)           “Permitted Senior Indebtedness” means the Indebtedness specified in, and permitted by, clauses (ii) and (iii) of the definition of “Permitted Indebtedness.”

(z)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(aa)         “Principal Market” means the OTC Bulletin Board.

(bb)         “Proceeds” means all consideration (including, without limitation, cash, cash equivalents and publicly-traded securities) received or to be received directly or indirectly by the Company and/or any of its Subsidiaries. Any dispute as to the arithmetic calculation of Proceeds shall be resolved pursuant to Section 20 above, with the term “Proceeds” being substituted for the term “fair market value.”

(cc)         “Redemption Notices” means, collectively, the Event of Default Redemption Notice, the Test Default Redemption Notice and each Mandatory Redemption Notice, and each of the foregoing, individually, a “Redemption Notice.”

(dd)         “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Test Default Redemption Price and each applicable Mandatory Redemption Price, and each of the foregoing, individually, a “Redemption Price.”

(ee)         “Security Agreement” means that certain security agreement, dated as of the Issuance Date, by and among the Company, the Subsidiaries and the Holder.

(ff)          “Security Documents” means the Security Agreement, the Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (each as defined in the Security Agreement) and the Guaranty.

(gg)         “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(hh)         “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ii)           “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(jj)           “Transaction Documents” means Exchange Agreement, this Note and each of the Security Documents.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMPANY:
WORKSTREAM INC. By: Name: _________________ Title: __________________